UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Soliciting Material under §240.14a-12

FEG ABSOLUTE ACCESS TEI FUND LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Solicitation Outline
FEG Absolute Access TEI Fund LLC (the "Fund")

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The Fund sent you proxy materials to register your vote for the Special Meeting of Members to be held on December 12, 2014. I am calling to ask for your vote regarding the proposal. The Board of Directors of the Fund has recommended you vote yes on the proposal.

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Currently, the Fund is classified as a partnership for U.S. federal income tax purposes.  As a result of this classification, the Fund is not subject to U.S. federal income tax.  Instead, the Fund, which is currently intended for Members that are tax-exempt organizations and entities or tax-qualified retirement plans, indirectly invests in the FEG Absolute Access Fund LLC through FEG Absolute Access TEI Fund LDC (the “Offshore Fund”), a Cayman Islands limited duration company intended to prevent such Members from receiving an allocation of FEG Absolute Access Fund income that might constitute unrelated business taxable income with respect to such Members.

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The Board of Directors of the Fund has approved a Second Amended and Restated Limited Liability Company Operating Agreement for the Fund that, among other changes, would allow the Fund to elect to change its U.S. federal income tax classification from a partnership to a corporation.  Thereafter, the Fund intends to elect to be treated as a RIC under Subchapter M of Subtitle A, Chapter 1, of the Code.  Such change should simplify the Members’ tax reporting obligations because the Fund, as a RIC, would provide the Members with annual tax information on Internal Revenue Service (“IRS”) Form 1099 instead of IRS Schedule K-1.

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The Fund has applied for exemptive relief from the Securities and Exchange Commission that would allow it to offer multiple classes of Units.  If the requested relief is granted, the Fund will initially have three classes of Units authorized, Class I, Class II and Class III.  The current class of Units will be redesignated as Class I Units.  The classes of Units offered by the Fund will bear different expenses related to distribution and shareholder services.

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Consummation of these changes is subject to the approval by the Members of the Fund of the Proposal described above.  The Board of Directors of the Fund has approved the Proposal and believes that the Proposal would be in the best interests of the Members for the following principal reasons:

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Converting the Fund from a partnership to a corporation for U.S. federal income tax purposes should simplify the preparation of Members’ tax returns by providing Members with IRS Forms 1099 instead of IRS Schedules K-1; and

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Eliminating the Offshore Fund from the structure will eliminate or reduce U.S. federal withholding taxes and foreign withholding and other taxes that the Offshore Fund may incur with respect to dividend income and certain other categories of income and capital gain attributable to investments in U.S. and foreign companies.

•	Differences Between Partnership Reporting and RIC Reporting

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Because the Fund is currently treated as a partnership for U.S. federal income tax purposes, the Fund annually delivers to its Members information detailing their allocable share of the Fund’s income, gain, deduction, loss and credit for U.S. federal income tax purposes on IRS Schedule K-1 (rather than IRS Form 1099).  Although the Fund furnishes to its Members as soon as practicable after the end of each taxable year such information as is necessary for them to complete U.S. federal and state tax returns, along with any other tax information required by law, this information sometimes is delayed because FEG Absolute Access Fund must receive similar information from the underlying investments in which it invests in order to prepare its own tax return and deliver IRS Schedules K-1 to the Fund.  As such, Members may be required to obtain extensions of time to file their U.S. federal income tax returns.

•	U.S. Federal Income Tax Consequences

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Following approval of the Proposal and the Fund’s election of corporate taxation, the Fund will be open to both taxable and tax-exempt investors.  After implementing this change, Members would receive information detailing their income and gain with respect to the Fund on IRS Form 1099, which would be sent to Members by January 31st of each year.  In addition, Members generally would not be required to file state and local tax returns solely as a result of the Fund’s investments.

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If sufficient votes to approve the Proposal have not been received by the date of the Special Meeting, the Special Meeting may be adjourned or postponed to allow for additional solicitation of Unitholder votes.  If the Special Meeting is adjourned or postponed and the Proposal is approved after January 1, 2015, the Fund will not elect to be taxed as a corporation until January 1, 2016.   If the Proposal is not approved by Members, the Fund will not elect to be taxed as a corporation.